Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 5, 2004

AMONG

TOPPAN PRINTING CO., LTD.

(“Parent”)

TOPPAN CORPORATION

(“Merger Sub”)

and

DUPONT PHOTOMASKS, INC.

(“Company”)

i

SECTION 3.15	Insurance and Warranties
SECTION 3.16	Opinion of Financial Advisor
SECTION 3.17	Brokers and Other Advisors
SECTION 3.18	State Takeover Statutes
SECTION 3.19	Company Rights Plan Amendment

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
SECTION 4.1	Organization, Standing and Corporate Power
SECTION 4.2	Authority; Noncontravention
SECTION 4.3	Governmental Approvals
SECTION 4.4	Litigation
SECTION 4.5	Information Supplied
SECTION 4.6	Ownership and Operations of Merger Sub
SECTION 4.7	Financing
SECTION 4.8	Brokers and Other Advisors

ARTICLE V	COVENANTS AND AGREEMENTS
SECTION 5.1	Preparation of the Proxy Statement; Company Stockholders Meeting
SECTION 5.2	Conduct of Company Business
SECTION 5.3	No Solicitation by the Company; Etc
SECTION 5.4	Further Action; Reasonable Best Efforts
SECTION 5.5	Public Announcements
SECTION 5.6	Access to Information; Confidentiality
SECTION 5.7	Notification of Certain Matters
SECTION 5.8	Indemnification and Insurance
SECTION 5.9	Securityholder Litigation
SECTION 5.10	Fees and Expenses
SECTION 5.11	Designated Officer Agreements
SECTION 5.12	Long-Term Incentive Program

ARTICLE VI	CONDITIONS PRECEDENT
SECTION 6.1	Conditions to Each Party’s Obligation to Effect the Merger
SECTION 6.2	Conditions to Obligations of Parent and Merger Sub
SECTION 6.3	Conditions to Obligation of the Company
SECTION 6.4	Frustration of Closing Conditions

ARTICLE VII	TERMINATION
SECTION 7.1	Termination

ii

SECTION 7.2	Effect of Termination
SECTION 7.3	Termination Fee

ARTICLE VIII	MISCELLANEOUS
SECTION 8.1	Non-survival of Representations and Warranties
SECTION 8.2	Amendment or Supplement
SECTION 8.3	Extension of Time, Waiver, Etc
SECTION 8.4	Assignment
SECTION 8.5	Counterparts; Facsimile; Electronic Transmission
SECTION 8.6	Entire Agreement; Third-Party Beneficiaries
SECTION 8.7	Governing Law; Waiver of Jury Trial
SECTION 8.8	Specific Enforcement
SECTION 8.9	Consent to Jurisdiction
SECTION 8.10	Notices
SECTION 8.11	Severability
SECTION 8.12	Definitions
SECTION 8.13	Interpretation

List of Exhibits
Exhibit A – Stockholders Voting Agreement
Exhibit B – Transition Agreement
Exhibit C – List of Designated Officers
Exhibit D – Certificate of Incorporation of the Surviving Corporation
Exhibit E – List of Certain Persons for Purposes of Knowledge Definition

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 5, 2004 (this “Agreement”), is made and entered into by and among Toppan Printing Co., Ltd., a Japanese corporation (“Parent”), Toppan Corporation, a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and DuPont Photomasks, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in Section 8.12.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the respective Boards of Directors have approved this Agreement and declared it advisable and in the best interest of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”) as provided for herein;

WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent to enter into this Agreement, E. I. du Pont de Nemours and Company, a Delaware corporation (“DuPont”), and DuPont Chemical and Energy Operations, Inc., a Delaware corporation and wholly-owned subsidiary of DuPont, being principal stockholders of the Company, have entered into a certain Stockholders Voting Agreement (the “Stockholders Voting Agreement”) with Parent and Merger Sub, a copy of which is attached hereto as Exhibit A;

WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent to enter into this Agreement, DuPont has entered into an agreement (the “Transition Agreement”) with Parent and the Company relating to the continued right of the Company to use the DuPont name and logo for a limited period of time following the Effective Time, subject to the terms and conditions therein, a copy of which is attached hereto as Exhibit B;

WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent to enter into this Agreement, Merger Sub has entered into an employment agreement with one or more of the executives listed on Exhibit C (the “Designated Officers”), to be effective as of the Effective Time;

WHEREAS, immediately prior to the execution of this Agreement, as an inducement to Parent to enter into this Agreement, the Company Rights Plan Amendment has been adopted pursuant to which, among other things, (a) Parent and Merger Sub have been excluded from the definition of “Acquiring Person” thereunder and (b) the Company Rights Plan shall terminate immediately prior to the Effective Time; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1                          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned subsidiary of Parent.

SECTION 1.2                          Closing. The closing of the Merger (the “Closing”) shall take place on a date to be specified by the mutual agreement of Parent and the Company, which date shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will be held at the offices of Squire, Sanders & Dempsey L.L.P., 801 South Figueroa Street, Los Angeles, California 90017, unless another place is agreed to in writing by the parties hereto.

SECTION 1.3                          Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4                          Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Corporation.

SECTION 1.5                          Certificate of Incorporation and By-laws of the Surviving Corporation.

(a)                                  The certificate of incorporation of the Company shall be amended to read in its entirety as set forth in the Amended and Restated Certificate of Incorporation in the form of Exhibit D hereto (which shall be attached to the Certificate of Merger) and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)                                 The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6                          Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall be determined by Parent after consultation with the Board of Directors of the Company.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

SECTION 2.1                          Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”):

(a)                                  Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) or Dissenting Shares (as defined in Section 2.5)) shall be converted into the right to receive $27.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), other than Dissenting Shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                                  Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

SECTION 2.2                          Payment of Merger Consideration.

(a)                                  Paying Agent. Prior to the Effective Time, Parent shall designate a bank, trust company or other entity reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) in effecting the exchange of the Merger Consideration upon surrender of Certificates. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(a) upon surrender of outstanding Certificates. Such funds provided to the Paying Agent are referred to herein as the “Payment Fund”.

(b)                                 Payment Procedures. As soon as practicable after the Effective Time, but in no event later than five days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of each Certificate for cancellation to the Paying Agent, together and in accordance with such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by the Certificate so surrendered, subject to any taxes required to be withheld, and such Certificate shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed for all purposes after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock evidenced thereby. Holders of Certificates will not be entitled to payment of the Merger Consideration to which they would otherwise be entitled until their Certificates are properly surrendered. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. All costs and expenses of the Paying Agent will be borne by Parent.

(c)                                  Payment to Person Other than Registered Holder. If the Merger Consideration (or any portion thereof) payable in respect of any shares of Company Common Stock is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefore are registered, it shall be a condition to the payment of such Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and shall otherwise be in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer and other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration payable to any public official pursuant to applicable abandoned property, escheat or other similar Laws.

(d)                                 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof, determined in accordance with this Article II. The form of affidavit to be used under this Section 2.2(d) shall be furnished by Surviving Corporation, and any variation to such form of affidavit may be used only with the consent of Surviving Corporation. When authorizing payment under this Section 2.2(d), the Board of Directors of the Surviving Corporation may in its discretion, and as a condition to the delivery of such payment, require the owner of such lost, stolen or destroyed Certificate to post a bond in such reasonable amount as it may direct, or such other secured or unsecured indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate alleged to have been lost, stolen or destroyed.

(e)                                  Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

(f)                                    Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

SECTION 2.3                          Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

SECTION 2.4                          No Further Ownership Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

SECTION 2.5                          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has properly demanded appraisal of such shares in accordance with the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be treated as if they had been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(a), and any right of such holder to a judicial appraisal of such Dissenting Shares shall be extinguished. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.6                          Company Stock Options.

(a)                                  Termination of Company Stock Plans. The Company will (i) terminate, to the extent permitted by the terms thereof, all Company Stock Plans immediately prior to the Effective Time, without prejudice to the rights of the holders of outstanding stock options, warrants, restricted stock, and other rights thereunder (each, an “Option”), and give appropriate notice of such termination to the holders of outstanding Options; (ii) grant no additional Options after the date of this Agreement under the Company Stock Plans other than as set forth in Section 2.6(a) of the Company Disclosure Schedule; and (iii) after the date of this Agreement, grant no other options, warrants, rights, or convertible securities or enter into other agreements or commitments pursuant to which the Company would be required to issue any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock.

(b)                                 Cancellation of Outstanding Options. The Company will, at or before the Closing, cancel and, to the extent set forth in Section 2.6(c), cause the surrender of all outstanding Options, regardless of whether such Options are then exercisable and regardless of the exercise price thereof.

(c)                                  Conversion of Outstanding Options. In settlement of the surrender and cancellation of each Option outstanding immediately prior to the Effective Time that has an exercise price less than the Merger Consideration per share, the holder of such Option (whether or not then vested or exercisable) will be entitled to receive an amount in cash equal to (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock under such Option, (ii) multiplied by the number of shares of Company Common Stock issuable upon exercise of such Option. Options shall be surrendered and canceled at the Closing and, upon surrender and cancellation, will be paid for by the Surviving Corporation at the Closing. On or prior to the Closing, the Company shall take all steps necessary to ensure that, assuming the cancellation and payment for the Options as provided in this Section 2.6, no Options will remain outstanding after the Effective Time.

SECTION 2.7                          Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.8                          Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule attached hereto (the “Company Disclosure Schedule”), (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and other representations and warranties to the extent that a matter is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent), the Company represents and warrants to Parent and Merger Sub that:

SECTION 3.1                          Organization, Standing and Corporate Power.

(a)                                  The Company and each of its Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, does not have a Material Adverse Effect.

(b)                                 All of the Company’s Subsidiaries are listed in Section 3.1(b) of the Company Disclosure Schedule, together with the jurisdiction of organization of each such Subsidiary and the authorized and outstanding capital stock of each Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 3.1(b) of the Company Disclosure Schedule, are owned directly or indirectly by the Company free and clear of all Liens. Section 3.1(b) of the Company Disclosure Schedule sets forth the name, jurisdiction and equity interest in each Person that is not a Subsidiary of the Company but in which the Company or any of its Subsidiaries, directly or indirectly, holds an equity interest (including, but not limited to, the AMTC Partnership and the BAC Partnership) (each, a “Related Entity”). All of the Company’s interests in the Related Entities are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all Liens. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a contractual obligation, contingent or otherwise, to fund or participate in the debts of any Related Entity, which as of the date of this Agreement, has not been funded. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c)                                  The Company has delivered or made available, or will deliver or make available by the Closing, to Parent complete and correct copies of the Company Charter Documents and Subsidiary Charter Documents, in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Charter Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. Subject to applicable Laws relating to access to and the exchange of information, the Company has made available to Parent and its representatives correct and complete copies of all written actions by, and the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of, stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since September 1, 2003.

SECTION 3.2                          Capitalization.

(a)                                  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date hereof: (i) 18,482,388 shares of Company Common Stock are issued and outstanding, (ii) 8,150,000 shares of Company Common Stock are reserved for issuance under the Company Stock Plans (of which 5,344,947 shares of Company Common Stock are subject to outstanding Options granted under the Company Stock Plans), (iii) no shares of Company Preferred Stock are issued or outstanding and (iv) 4,883,766 shares of Company Common Stock are reserved for issuance upon conversion of the Convertible Notes. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, (1) the number of shares of Company Common Stock subject thereto, (2) the date of grant, (3) the expiration date, (4) exercise price thereof and (5) the number of options that are vested. Except as set forth above, as of the date hereof, there are no shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b)                                 Except (i) as set forth in Section 3.2(b) of the Company Disclosure Schedule and (ii) the rights to purchase shares of Series A Junior Participating Preferred Stock of the Company or Company Common Stock (the “Company Rights”) issued and issuable under the Company Rights Plan, as of the date hereof, none of the Company or any of its Subsidiaries is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

(c)                                  Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and correct list of the following information, as of the date of this Agreement, with respect to the Convertible Notes: (i) the aggregate principal amount thereof, (ii) the aggregate amount of accrued and unpaid interest thereon and (iii) the conversion price thereof as of the date hereof.

SECTION 3.3                          Authority; Noncontravention; Voting Requirements.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Company Stockholder Approval (as defined in Section 3.3(d)), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)                                 The Company’s Board of Directors, at a meeting duly called and held, has by unanimous vote of all directors present (i) determined that each of this Agreement and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved, subject to Section 5.3(c) hereof, to recommend that stockholders of the Company vote for the adoption of this Agreement (the “Company Board Recommendation”), and none of the aforesaid actions by the Company’s Board of Directors has been amended, rescinded or modified. None of the Company directors has dissented from, or advised the Company of his or her intent to dissent from, the Company Board Recommendation, nor has any director resigned in protest of the Company Board Recommendation.

(c)                                  Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate or conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by, the Company or any of its Subsidiaries under any Material Contract (as defined in Section 3.12) or result in the creation of any Lien upon any of the respective properties, Intellectual Property Rights or other assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)                                 The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt the Merger or this Agreement and approve the Transactions (the “Company Stockholder Approval”).

SECTION 3.4                          Governmental Approvals; Consents. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholder Approval (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of The Nasdaq Stock Market (“Nasdaq”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions. Except as set forth in Section 3.4 of the Company Disclosure Schedule, no consent of, or notice to, any Person who is a party to any Material Contract is necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions.

SECTION 3.5                          Company SEC Documents; Undisclosed Liabilities.

(a)                                  Since July 1, 2001, the Company has filed all reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed by it with or to the SEC under the Securities Act or the Exchange Act (collectively, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective date (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates and the date of each amendment thereto filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied (or, in the case of any SEC Company Document filed after the date hereof and prior to the Effective Time, will comply) in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, each as in effect on the applicable date referred to above, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained (or, in the case of any SEC Company Document filed after the date hereof and prior to the Effective Time, will not contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or will be) made, not misleading; provided, however, that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. To the Knowledge of the Company, no investigation or informal inquiry by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(b)                                 The consolidated financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c)                                  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) relating to the Company and its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as may be disclosed in reports filed by the Company with the SEC after the date of this Agreement in accordance with applicable SEC requirements with respect to disclosure controls and procedures maintained by the Company after the date hereof (it being understood that any such disclosure in such reports shall not have the effect of modifying the representation set forth in this sentence, to the extent this representation relates to the period prior to the date hereof), such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. There have not been (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls that are required to be disclosed to the Company’s auditors or audit committee of the Board of Directors of the Company by any rule or regulation of Nasdaq, the SEC, the Securities Act, the Securities Exchange Act, SOX or other applicable Law.

(d)                                 The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(e)                                  Since July 30, 2002, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f)                                    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of June 30, 2004 (the “Balance Sheet Date”) (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the year then ended, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (iii) incurred after the date hereof in accordance with Section 5.2, or (iv) incurred in connection with the Transactions.

(g)                                 Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, direct or indirect “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(h)                                 Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(i)                                     The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(j)                                     Since July 30, 2002, the Company has not received any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60.

SECTION 3.6                          Absence of Certain Changes or Events. Since the Balance Sheet Date, except as disclosed in the Company SEC Documents and except for the Transactions,

(a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 that, if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent, would violate any provision of Section 5.2. Since the Balance Sheet Date, there have been no events, changes or occurrences affecting the Company or its Subsidiaries or, to the Knowledge of the Company, affecting any Related Entity, that, individually or in the aggregate, would constitute a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has experienced or incurred destruction or loss (whether or not covered by insurance) of any its material assets or any damage thereto which materially affects the use thereof.

SECTION 3.7                          Legal Proceedings.

(a)                                  There is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of its Related Entities, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities (including their respective Intellectual Property Rights) by or before any Governmental Authority, including, in each case, in connection with an alleged violation of applicable Laws relating to (i) the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the US Department of Commerce and the US Department of State, or (ii) improper payments, including under the Foreign Corrupt Practices Act.

(b)                                 As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its assets or properties before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Transactions, nor is there any judgment, order or decree of any Governmental Authority or arbitrator outstanding against the Company that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Transactions.

SECTION 3.8                          Compliance with Laws; Permits.

(a)                                  The Company and its Subsidiaries are, and since July 1, 2002 have been, in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations (including, without limitation, those Laws related to Export Control Requirements and improper payments). Since July 1, 2002, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Related Entities, has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations (including, without limitation, those Laws related to export controls and improper payments) where such non-compliance has resulted in or would be reasonably likely to result in a Material Adverse Effect.

(b)                                 The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, “Permits”). The Company and its Subsidiaries are, and since July 1, 2002 have been, in compliance in all material respects with the terms of all Permits. Since July 1, 2002, no Governmental Authority has amended, terminated, revoked or cancelled any Permit of the Company or any of its Subsidiaries. The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company or any of its Subsidiaries nor will it require the filing of any notification or application with any Governmental Authority, whose consent is a condition to the continued effectiveness of any material Permit on and after the Closing.

(c)                                  All approvals, including, but not limited to, the approval by the European Commission under Article 88 of the EC Treaty, necessary or required for all aid granted by the State or through State resources (including, without limitation, aid from the Free State of Saxony’s tax subsidies and investment aid) to DuPont Photomasks Germany GmbH and the Company’s Related Entities (to the extent that such aid is reflected or accrued on the Company’s financial statements as of the Balance Sheet Date), and to the Knowledge of the Company, approval for any other aid to the Related Entities, have been obtained. The consummation of the Transactions will not trigger or result in any termination of, or any obligation to repay, such aid by the Company, the Surviving Corporation, their Affiliates, DuPont Photomasks Germany GmbH, the Company’s Related Entities (but only with respect to aid that is reflected or accrued on the Company’s financial statements as of the Balance Sheet Date), and to the Knowledge of the Company, the Company’s Related Entities (with respect to any other aid).

SECTION 3.9                          Tax Matters.

(a)                                  Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, (taking into account extensions of time within which to file) all Tax Returns required to be filed by it or on its behalf and all such Tax Returns are correct and complete in all material respects. The federal and state income or franchise Tax Returns of the Company and its Subsidiaries for the taxable year ended June 30, 2003 (the “2003 Income Tax Returns”) are in the process of being amended, and when such amended tax returns are filed, the amount of Taxes shown to be due on each of the amended 2003 Income Tax Returns will not vary in any material respect from the amount of Taxes shown to be due on the corresponding 2003 Income Tax Return as originally filed. All Taxes shown to be due on such Tax Returns or otherwise required to be paid have been timely paid by each of the Company and its Subsidiaries. There are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries, other than Permitted Liens for Taxes not yet due and payable.

(b)                                 The most recent financial statements contained in the Company SEC Documents reflect in accordance with GAAP an adequate reserve for all Taxes (excluding any reserve for deferred Taxes) payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, other than deficiencies that have been settled or paid in full.

(c)                                  The Federal Income Tax Returns of the Company and each of its U.S. Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through June 30, 1998. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)                                 Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(e)                                  No audit, examination, review or other administrative or court proceedings are pending with or, to the Knowledge of the Company, threatened by, any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding. No currently effective waiver or extension of the statute of limitations for the assessment of any Taxes has been granted by the Company or any of its Subsidiaries.

(f)                                    Except as set forth in Section 3.9(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

(g)                                 The Company has made available, or will make available by the Closing, to Parent complete and correct copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the taxable years ended June 30, 2002 and June 30, 2003 and (ii) any examination or audit report or notice of deficiency or proposed adjustment issued within the last three years (or otherwise with respect to any audit, examination or other proceeding in progress) relating to income or franchise Taxes of the Company or any of its Subsidiaries.

(h)                                 Neither the Company nor any of its Subsidiaries has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(i)                                     Neither the Company nor any of its Subsidiaries is a party to or bound by any tax allocation, tax sharing or other similar agreement. Since June 13, 1996, neither the Company nor any of its Subsidiaries has been a member of any affiliated, consolidated, combined, unitary or other similar group for Tax purposes, other than a group of which the Company is the ultimate or common parent company. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person, other than the Company and its Subsidiaries.

SECTION 3.10                    Employee Benefits and Labor Matters.

Notwithstanding any provision in this Agreement to the contrary, any and all representations and warranties relating to any Company Plan and Foreign Company Plan (including, without limitation, any associated contracts, causes of action, and Taxes) are contained in and governed solely by Section 3.9 and this Section 3.10.

(a)                                  Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any Subsidiary has employees, of: (i) each Company Plan since July 1, 2002, and (ii) each Foreign Company Plan since July 1, 2002, in which current and/or former employees, officers, and directors (or any of their dependents) of the Company, or any Subsidiary or Affiliate of the Company participate or have participated.

(b)                                 True, current and complete copies of the following documents, with respect to each of the current Company Plans, have been delivered or made available, or will be delivered or made available by the Closing, to Parent by the Company, to the extent applicable: (i) all Company Plans’ plan documents, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the three (3) most recent annual Forms 5500 and all required schedules thereto and all top hat notices; (iii) the three (3) most recent annual actuarial reports, if any; (iv) determination letters, or other compliance documentation, issued by the Internal Revenue Service or other Governmental Authority since June 13, 1996; (v) summary plan descriptions, or if there is none for a particular current Company Plan, the primary written explanation to employees of that plan; (vi) all written interpretations of the Company Plans, and all written descriptions of all non-written agreements relating to the Company Plans; (vii) the three (3) most recent annual financial statements for each Company Plan (to the extent applicable); and (viii) all material communications from government agencies (including, without limitation, the PBGC, Internal Revenue Service and Department of Labor) relating to current Company Plans.

(c)                                  Since June 13, 1996 (i) neither the Company, nor any of its Subsidiaries or Affiliates have sponsored, contributed or been required to contribute to, and (ii) none of the Company Plans is: (aa) a plan subject to Title IV of ERISA or Code Section 412, or (bb) a “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

(d)                                 Nothing has occurred that would be a breach of fiduciary responsibility by any “fiduciary” (within the meaning of ERISA Section 3(21)) of any Company Plan that would cause material liability for which the Company is liable. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, the Company Plans have been maintained (and all obligations required to be performed have been performed), in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA that would cause material liability for which the Company is liable. No Company Plan fiduciary has any liability (under ERISA Section 502(l) or otherwise) for breach of fiduciary duty for which the Company is liable, or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan that would cause material liability for which the Company is liable. Participation in each Company Plan has been made available to all individuals who, pursuant to the terms of such Company Plan, are entitled to participate.

(e)                                  Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, including, without limitation, (i) any Company Plans intended to qualify under Section 401 of the Code meet such requirements in all material respects and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code meet such requirements in all material respects. Nothing has occurred with respect to the form or operation of such Company Plans that (unless corrected without material liability to the Company or any of its Subsidiaries or Affiliates) would reasonably be expected to cause the loss of such tax-favored treatment, qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA, the Code or other applicable Law. Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, the Company does not have Knowledge of any form or operational problems with such Company Plans.

(f)                                    None of the Company Plans is a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)) or a multiple employer plan (within the meaning of ERISA Section 210).

(g)                                 Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, none of the Company Plans is a Company Post-Employment Benefit Plan.

(h)                                 Except as disclosed in Section 3.10(h) of the Company Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). As of the date of the most recent consolidated balance sheet of the Company included in the Company SEC Documents for the period ending as of the Closing Date and for the three (3) preceding years, all contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with U.S. GAAP (regardless of whether U.S. GAAP applies) are duly and fully provided for on such balance sheets. No “partial termination” within the meaning of Code Section 411(d)(3) has occurred with respect to any Company Plan intended to be qualified under Code Section 401(a) for which the vesting requirement of such Section has not been met.

(i)                                     There are no material pending actions, claims or lawsuits which have been asserted or instituted with respect to or against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), in each case that could cause liability on the Company, nor does the Company have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

(j)                                     As of the Closing Date, all amendments and actions required to bring the Company Plans into conformity with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date or to the extent that a failure to make any such amendment or take any such action would not cause a material liability for the Company or any of its Subsidiaries or Affiliates. Except as set forth in Section 3.10(j) of the Company Disclosure Schedule, the Company does not have Knowledge of any amendments or actions required to bring the Company plans into conformity with the applicable provisions of the Code, ERISA or other applicable Laws.

(k)                                  Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, and except for the Company Post-Employment Benefit Plans, none of the Company Plans provides for post-employment life or health insurance, or other welfare benefits coverage for any participant or any dependent of a participant, except as may be required under COBRA or similar laws of any state within the United States, and at the expense of the participant or the participant’s dependents. Each of the Company, the Subsidiaries, and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied, in all material respects, with all applicable state and federal Laws including, without limitation, (i) the notice and continuation requirements of COBRA, and (ii) Americans With Disabilities Act of 1990, as amended; the Family Medical Leave Act of 1993, as amended; and the Health Insurance Portability and Accountability Act of 1996 and the privacy rules set forth in 45 CFR Parts 160 and 164 as promulgated thereunder.

(l)                                     Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such Company Plan. Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries or Affiliates maintains any compensation plans, programs or arrangements the payments under which would not be deductible as a result of the limitations under section 162(m) of the Code and the regulations issued thereunder; and (ii) as a result, directly or indirectly, of the Transactions (including, without limitation, as a result of any termination of employment prior to or following the Closing Date), none of the Company, Parent or any Subsidiary or Affiliate will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in section 280G of the Code or any corresponding provision of state, local or foreign Tax law) of the Company on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(m)                               Neither the Company nor any of its Subsidiaries or Affiliates has a contract or legally binding commitment to create any additional Company Plan or, except as required by applicable Laws, to modify any existing Company Plan. Neither the Company nor any of its Subsidiaries or Affiliates has announced in writing an intention to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Laws. The Company has complied with the requirements of Section 2520.104-23 of Title 29 of the U.S. Code of Federal Regulations with respect to the Company’s Deferred Compensation Plan and has established (and made all required contributions to) the trust described in such plan to the extent required by such plan.

(n)                                 No stock or other security issued by the Company or any of its Subsidiaries or Affiliates forms or has formed a material part of the assets of any Company Plan. For purposes of this Section 3.10(n), a Company Stock Plan shall not be deemed to be a Company Plan.

(o)                                 Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee of the Company or any Subsidiary for federal income tax purposes is not an employee for such purposes.

(p)                                 Each Foreign Company Plan has been maintained, in all material respects, in accordance with their terms and all applicable Laws, and all material obligations required to be performed in connection therewith have been performed. With respect to each Foreign Company Plan, there currently is no amount of unfunded benefit liabilities determined in accordance with reasonable actuarial assumptions on either an accrued or projected benefit basis. None of the Foreign Company Plans is a Company Post-Employment Benefit Plan. True, current and complete copies of the following documents, with respect to the defined benefit plan maintained in Germany for two German employees, have been delivered or made available to Parent by the Company, to the extent applicable: (i) the plan documents, all amendments thereto and related trust documents and amendments thereto and (ii) the most recent actuarial valuation report. All of the Foreign Company Plans other than the German defined benefit plan referenced in the preceding sentence are statutory plans. Within thirty (30) days from the date of this Agreement, true, current and complete copies of the following documents, with respect to each of the current Foreign Company Plans shall be delivered to Parent by the Company, to the extent applicable: (i) all foreign Company Plans’ plan documents, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) compliance documentation, issued by any Governmental Authority since June 13, 1996; (iii) summary plan descriptions, or if there is none for a particular current Foreign Company Plan, the primary written explanation to employees of that plan; (iv) all written interpretations of the Foreign Company Plans, and all written descriptions of all non-written agreements relating to the Foreign Company Plans; (v) the three (3) most recent annual financial statements for each Foreign Company Plan (to the extent applicable); and (vi) all material communications from any Governmental Authority relating to current Foreign Company Plans.

There are no material pending actions, claims or lawsuits which have been asserted or instituted with respect to or against the Foreign Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Foreign Company Plans, or against any fiduciary of the Foreign Company Plans (other than routine benefit claims), in each case that could cause liability on the Company or any of its Subsidiaries or Affiliates, nor does the Company have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

As of the Closing Date, all amendments and actions required to bring the Foreign Company Plans into conformity with all applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by applicable Laws to be made or taken until a date after the Closing Date or to the extent that a failure to make any such amendment or take any such action would not cause a material liability for the Company or any of its Subsidiaries or Affiliates.

Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment becoming due to any employee under any Foreign Company Plan, (ii) materially increase any benefits otherwise payable under any Foreign Company Plan, or (iii) result in the material acceleration of the time of payment or vesting of any such benefits under any such Foreign Company Plan.

Neither the Company nor any of its Subsidiaries or Affiliates has a contract or legally binding commitment to create any additional Foreign Company Plan or to modify any existing Foreign Company Plan, except as required by applicable Laws. Neither the Company nor any of its Subsidiaries or Affiliates has announced in writing an intention to create any additional Foreign Company Plan or to modify any existing Foreign Company Plan, except as required by applicable Laws.

(q)                                 Except as disclosed in Section 3.10(q) of the Company Disclosure Schedule, (i) none of the employees of the Company or any Subsidiary is represented (in his or her capacity as an employee of the Company or any Subsidiary) by any labor organization, (ii) nor has any Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. To the extent that any consultation or other obligations with respect to any labor organizations arise as a result of or are required to effect the Transactions, either under Law or Contract, the Company will fully satisfy all such obligations prior to Closing. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened, nor has there ever been, to the Knowledge of the Company, union representation involving any of the employees. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations or other similar labor disputes involving any of the employees pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary, of any individual. The Company and its Subsidiaries are in compliance, in all material respects, with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, terms and conditions of employment, the classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act, INS Form I-9, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. Except as set forth in Section 3.10(q) of the Company Disclosure Schedule, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any Subsidiary since July 1, 2002. All employees of the Company and any Subsidiary are legally permitted to be employed by the Company or such Subsidiary in the country in which such employees are employed. The Company and its Subsidiaries have good labor relations, and, to the Knowledge of the Company, the consummation of the Transactions will not have a Material Adverse Effect on such labor relations. Between January 1, 2004, and the date of this Agreement, no executive employee of the Company or any of its Subsidiaries, or a material number of other employees of the Company or any of its Subsidiaries, has given notice that such employee intends to terminate his or her employment with the Company or any Subsidiary. Except as set forth in Section 3.10(q) of the Company Disclosure Schedule, as of the date of this Agreement, the Company has no Knowledge that the employees who are (i) officers of the Company or of its Subsidiaries or Affiliates, or (ii) participants in the Company’s change of control severance program, or (iii) parties to a written employment agreement or written employment letter with the Company or of its Subsidiaries or Affiliates, intend to leave its or any Company’s Subsidiary’s or Affiliate’s employment as a result of the consummation of the Transactions. There are no controversies pending or, to the Company’s Knowledge, threatened, between the Company, or any Subsidiary or Affiliate of the Company, and any of their employees that would be reasonably likely to result in the Company, or any Subsidiary or Affiliate of the Company, incurring any material liability.

SECTION 3.11                    Environmental Matters.

(a)                                  Except (i) as set forth in Section 3.11(a) of the Company Disclosure Schedule and (ii) for those matters that, individually or in the aggregate, would not reasonably be expected to give rise to Environmental Liabilities in excess of $10 million:

(A)                              each of the Company and its Subsidiaries and, to the Knowledge of the Company, its Related Entities, is, and has been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries or, to the Knowledge of the company any of its Related Entities, has received any material notice of violation or non-compliance with applicable Environmental Laws from any Governmental Authority within the past five years;

(B)                                there is no investigation, remediation, closure, suit, claim, action or proceeding relating to or arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries nor, to the Knowledge of the Company, its Related Entities, or affecting any real property currently or formerly owned, operated, used or leased by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, any of its or their respective predecessors in interest for which any of the Company or any of its Subsidiaries or Related Entitles have been alleged or are reasonably likely to be alleged to be liable;

(C)                                since July 1, 2002, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, its Related Entities, has received any notice of or entered into or assumed by contract or operation of Law or otherwise, any obligation (including without limitation any indemnity or contribution obligation), liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, is the beneficiary of any such agreement or assumption;

(D)                               no facts, circumstances or conditions exist with respect to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities or any of its or their predecessors in interest, or any property currently, or to the Knowledge of the Company, formerly owned, operated, used or leased by the Company or any of its Subsidiaries or any property to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities or any of its or their predecessors in interest arranged for the storage, disposal or treatment of Hazardous Materials that would reasonably be expected to give rise to Environmental Liabilities for which any of the Company or any of its Subsidiaries or Related Entities have been alleged or are reasonably likely to be alleged to be liable; and

(E)                                 there is no suit, claim or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries nor, to the Knowledge of the Company, its Related Entities, regarding any alleged toxic tort, chemical product liability, exposure to chemicals or any similar claim asserted by any third party, including without limitation by any current or former employees.

(b)                                 Except for (i) those filings required to be made with the Connecticut Department of Environmental Protection (“Ct. DEP”) and those related obligations to be performed under Sections 22a-134 through 22a-134(e) of the Connecticut General Statutes, as amended by PA 01-204 (the “Connecticut Property Transfer Law”), as further described in Section 5.4(e) herein, and (ii) a post-Closing notification of merger required to be filed with the local environmental administration offices in France, none of the Transactions require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, with respect to environmental matters, including without limitation any consents or filings under any US state environmental transfer statutes or other Environmental Laws.

(c)                                  Without limiting the generality of the representations contained in Section 3.8 hereof, (i) the Company and its Subsidiaries and, to the Knowledge of the Company, any of its Related Entities, have obtained and currently maintain all Permits necessary under Environmental Laws for their operations and their ownership of any related properties, (ii) there is no investigation known to the Company, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or Related Entities or any property owned, operated, used or leased by the Company or any of its Subsidiaries or Related Entities to revoke any such Permits, and (iii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, has received any notice from any Person to the effect that there is lacking any Permit required under Environmental Laws for any of their current operations or any property owned, operated, used or leased by any of them where the Company or its Subsidiary or Related Entity failed to obtain such required Permit after receiving such notice.

(d)                                 All environmental closure activities in connection with the Hamburg, Germany, Rousset, France, and Danbury, Connecticut facilities, including without limitation, the submission of all required reports and filings with applicable Governmental Authorities, have been performed in material compliance with all Environmental Laws by the Company and its Subsidiaries.

(e)                                  Except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities for which any of the Company or any of its Subsidiaries or Related Entities have been alleged or are reasonably likely to be alleged to be liable in excess of $10 million, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its Subsidiaries or to the Knowledge of the Company, any of its Related Entities or any of their respective predecessors (i) any underground storage tanks, above-ground storage tanks, dikes, landfills or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

(f)                                    Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials. To the extent any building or structure owned, leased or operated by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, contains or, to the Knowledge of the Company, formerly contained asbestos-containing materials, such entity has complied with all Environmental Laws pertaining to such asbestos containing material.

(g)                                 There are no Environmental Laws in effect or that have been enacted or adopted but have not yet taken effect that would reasonably be expected to result in capital expenditures for retrofitting or installation of pollution control over the next two years at any facility owned or operated by the Company or its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, at an expected cost in excess of $10 million individually or in the aggregate.

(h)                                 Each of the Company and its Subsidiaries and, to the Knowledge of the Company, its Related Entities, has adequate legal rights and access to supplies of water necessary for the conduct of their respective operations, as currently conducted.

(i)                                     The environmental indemnification agreement between the Company and DuPont dated April 30, 1996 (the “Environmental Agreement”) is currently in full force and effect and neither the Company, nor, to the Knowledge of Company DuPont is in default thereunder. All claims submitted by the Company to date, (including without limitation those submitted in connection with the Danbury, Connecticut facility) pursuant to the Environmental Agreement have been satisfied by DuPont according to the terms thereof and the Company is not aware of any facts or circumstances which would be reasonably expected to give rise to any refusal by DuPont to honor any claims submitted by the Company on and after Closing. No consent from or notification to DuPont is required as a result of the Transactions as a condition to the continued enforceability and effectiveness of the Environmental Agreement on and after Closing.

(j)                                     Neither the Company nor any of its Subsidiaries has received notice of, or otherwise has any knowledge that any of them may have potential liability or responsibility for any disposal of Hazardous Materials at an offsite location, except for potential liabilities associated with sites identified in and covered by the Environmental Agreement.

(k)                                  None of the matters disclosed in Section 3.11 of the Company Disclosure Schedule, individually or in the aggregate, have resulted or are reasonably expected to result in any Material Adverse Effect.

SECTION 3.12                    Contracts.

(a)                                  Set forth in Section 3.12(a) of the Company Disclosure Schedule is a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or obligations, contingent or otherwise (collectively, and together with the licenses listed in Section 3.14(c) of the Company Disclosure Schedule, “Material Contracts”): (i) Contracts that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act if such report were filed by the Company with the SEC on the date hereof, (ii) Contracts that purport to limit, curtail or restrict the ability of the Company or any of its existing or future Affiliates (excluding natural persons) to compete in any geographic area or line of business, (iii) partnership or joint venture agreements, (iv) Contracts for the acquisition or lease of material properties or assets (by merger, purchase of stock or assets or otherwise) entered into since June 30, 2004 involving a purchase price or annual lease payments, individually or in the aggregate, in excess of $1,000,000 (other than acquisitions or leases of supplies, office equipment or raw materials for operations in the ordinary course of business consistent with past practice), (v) Contracts with any (A) Governmental Authority that involves or is reasonably likely to involve consideration (whether or not measured in cash) in any fiscal year in excess of $1,000,000 or (B) director, officer or other Affiliate of the Company, (vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries in excess of $1,000,000, (vii) voting agreement, (viii) license or royalty-bearing Contracts (including all Intellectual Property Licenses) calling for aggregate payments in any fiscal year in excess of $1,000,000, (ix) Contracts between the Company or any Subsidiary and their aggregate top ten customers (determined on the basis of revenue recognized from sales to such customers during the fiscal year ended June 30, 2004), and Contracts between the Company or any Subsidiary and their aggregate top ten suppliers (determined on the basis of the total dollar value of supplies purchased from such suppliers during the fiscal year ended June 30, 2004, (x) collective bargaining agreements, (xi) “standstill” or similar agreements, (xii) lease Contracts involving real property and payments in excess of $1,000,000 per year, (xiii) rental Contracts involving payments in excess of $1,000,000 per year, (xiv) Contracts (other than contract manufacturing Contracts, equipment or component testing Contracts, product sale and service agreements, agreements to manufacture components and supplier procurement Contracts, in each case entered into in the ordinary course of business) providing for indemnification by the Company or any of its Subsidiaries against any charge of infringement of any Intellectual Property Rights, (xv) consulting Contracts that are not terminable by the Company or its Subsidiaries on notice of 90 days or less, (xvi) Contracts in effect at any time since July 1, 2002 with any agency of the government of the United States involving any information, technology or data which is classified; (xvii) Contracts in effect at any time since July 1, 2002 with any agency of the government of the United States with national defense responsibilities, (xviii) Contracts pursuant to which the Company is, to its Knowledge, a sole-source supplier, directly or indirectly, of any product or service to the Department of Defense or any component of such Department, (xix) Contracts that are otherwise material to the business of the Company or its Subsidiaries, whether or not entered into in the ordinary course of business, and (xx) commitments or agreements to enter into any of the foregoing. Subject to applicable Laws relating to access to and the exchange of information, the Company has heretofore made available to Parent, or will make available to Parent prior to the Closing, complete and correct copies of each Material Contract (other than standard form purchase orders entered into in the ordinary course of business) in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)                                 Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or its Subsidiaries that are parties thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.12(b) of the Company Disclosure Schedule and except for the AMTCBAC Waivers, no Material Contract will cease to be valid and binding and in full force and effect as a result of the consummation of the Transactions and no approval, consent or waiver of any Person is needed in order that any Material Contract continue to be valid, binding and in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or its Subsidiaries that are parties thereto. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

SECTION 3.13                    Title to Properties. Each of the Company and its Subsidiaries (i) has good and indefeasible title to all properties and other assets which are reflected on the consolidated balance sheet of the Company as of the Balance Sheet Date as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens, other than Permitted Liens, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases to which it is a party in all material respects, subject to the terms of such leases and Permitted Liens, as applicable. Section 3.13 of the Company Disclosure Schedule sets forth a correct and complete list of all material real property owned or leased by the Company and its Subsidiaries as of the date of this Agreement.

SECTION 3.14       Intellectual Property.

(a)                                  The Company and its Subsidiaries are the sole and exclusive owner of, or have a valid right to use, sell or license, as the case may be, all Intellectual Property that is material to the conduct of the Company’s and its Subsidiaries’ businesses, as applicable, as presently conducted and as currently proposed by the Company’s management to be conducted (the “Intellectual Property Rights”).

(b)                                 The products and operation of the business of the Company and its Subsidiaries and the use of the Intellectual Property Rights owned by the Company and its Subsidiaries in connection therewith, and their present and currently proposed business practices and methods, to the Knowledge of the Company, do not infringe, constitute an unauthorized use of, or violate any Intellectual Property right of any third party. The Intellectual Property Rights owned by or licensed to each of the Company and its Subsidiaries include all of the Intellectual Property Rights necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such businesses are currently being conducted, and as currently proposed to be conducted by the Company’s management.

(c)                                  Except with respect to licenses of commercial off-the-shelf software, and except pursuant to the licenses listed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated as of the date of this Agreement to make any payments in any fiscal year in excess of $1,000,000, by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights, with respect to the use thereof or in connection with the conduct of its business.

(d)                                 Section 3.14(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Patents, registered Marks, pending applications for registration of any Marks, material unregistered Marks currently used, registered Copyrights, and pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries as of the date of this Agreement, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications are pending.

(e)                                  Except as disclosed in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed any of its Intellectual Property to any Person on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of its Intellectual Property (excluding non-exclusive embedded licenses).

(f)                                    No non-public, proprietary Intellectual Property Rights material to the business of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, actually has been disclosed by the Company or any of its Subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or subject to other confidentiality obligations that protects the proprietary interests of the Company and its Subsidiaries in and to such Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Intellectual Property Rights of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries have authorized future publication of certain non-public, material, proprietary pending Patent applications set forth in Section 3.14(d) of the Company Disclosure Schedule as required to obtain legally enforceable rights to any Patents which may issue from the pending Patent applications.

(g)                                 The Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action which involve a claim or notice of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights, and have not received written notice of any such threatened claim, and, to the Knowledge of the Company, there are no facts or circumstances which management reasonably believes are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights. To the Knowledge of the Company, all material Intellectual Property Rights owned by the Company or any of its Subsidiaries are valid and, except with respect to Patents for which applications are pending and rights extending beyond common law rights in Marks for which applications are pending, enforceable.

(h)                                 Except as disclosed in Section 3.14(h) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

SECTION 3.15                    Insurance and Warranties.

(a)                                  The Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as management of the Company believes is reasonable for the business of the Company and its Subsidiaries. Section 3.15(a) of the Company Disclosure Schedule contains a description of the policies of insurance of the Company (the “Policies”) currently in force, specifying with respect to each such Policy the name of insurer, type of coverage, term, deductible amount, limits of liability and annual premium (and the name of the owner of such Policy, if other than the Company). All such Policies are valid, outstanding and enforceable, and neither the Company nor any Subsidiary has agreed to modify or cancel any such Policy, nor has the Company received any notice of actual or threatened modification or cancellation, other than in the ordinary course of business, consistent with past practice. No such Policy will terminate or lapse solely by reason of the Transactions.

(b)                                 Section 3.15(b) of the Company Disclosure Schedule sets forth the form of warranty or a summary of the Company’s warranty policies or service and maintenance agreements generally provided by the Company and its Subsidiaries to their customers as in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 90 days. Substantially all products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in material conformity with all applicable standards, contractual commitments and all express or implied warranties.

SECTION 3.16                    Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston LLC (“CSFB”) dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of the Company Common Stock (other than Affiliates of the Company) is fair from a financial point of view to such holders (the “Opinion”). A complete and correct copy of the Opinion will be delivered to Parent solely for informational purposes following receipt by the Company.

SECTION 3.17                    Brokers and Other Advisors. Except for CSFB, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.18                    State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (other than Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement (and the Transactions) is sufficient to render inapplicable to this Agreement (and the Transactions) the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203. Except for the Company Rights Plan, the Company does not have any stockholder rights plan or any similar type of anti-takeover plan or agreement.

SECTION 3.19                    Company Rights Plan Amendment. The Company Rights Plan has been amended pursuant to an amendment, in a form previously approved by Parent, to the Company Rights Plan, an executed copy of which has been delivered to Parent (the “Company Rights Plan Amendment”) that includes, among other things, (a) an exclusion of Parent and Merger Sub from the definition of “Acquiring Person” thereunder and (b) providing that the Company Rights Plan terminate immediately prior to the Effective Time, and taken all other action (excluding actions by the rights agent) necessary or appropriate so that the entering into of this Agreement or the Stockholders Voting Agreements do not and will not result in the ability of any person to exercise any of the Company Rights under the Company Rights Plan or enable or require Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1                          Organization, Standing and Corporate Power. Parent is a corporation duly organized and validly existing under the laws of Japan, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

SECTION 4.2                          Authority; Noncontravention.

(a)                                  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Material Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

SECTION 4.3                          Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the Japan Securities and Exchange Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws and (iv) the submission of reports required under the Japan Foreign Exchange Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

SECTION 4.4                          Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Transactions, nor is there any judgment, order or decree of any Governmental Authority or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Transactions.

SECTION 4.5                          Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement (including any amendment or supplement thereto) is filed with the SEC, is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.6                          Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub has engaged in no business activities to date, other than in connection with its organization and the negotiation of the Transactions contemplated hereby.

SECTION 4.7                          Financing. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.

SECTION 4.8                          Brokers and Other Advisors. The Company shall not be required to pay any broker’s, finder’s financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.1                          Preparation of the Proxy Statement; Company Stockholders Meeting.

(a)                                  As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC, preliminary proxy materials relating to the Company Stockholder Approval. As promptly as practicable following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (x) comply as to form with all applicable SEC requirements, and (y) otherwise comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Authority, the Company shall provide Parent (which term shall in all instances in this Section 5.1 also include Parent’s counsel) with reasonable opportunity to review and comment on each such filing in advance (and shall consider in good faith Parent’s views with respect thereto).

(b)                                 The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC with respect to the Proxy Statement, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance (and shall consider in good faith the views of Parent with respect to each such written or oral response). Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance (and shall consider in good faith Parent’s views with respect thereto), and shall cooperate in filing with the SEC or its staff, and/or mailing to the stockholders of the Company, such amendment or supplement.

(c)                                  Subject to Section 5.3(c), the Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders

Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. Without limiting the generality of the foregoing (but subject to Section 7.1(d)(ii)), the Company’s obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger.

SECTION 5.2                          Conduct of Company Business. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course, consistent with past practice, (ii) use commercially reasonable efforts to comply in all material respects with all applicable Laws (including making appropriate voluntary disclosures to Governmental Authorities) and the requirements of all Material Contracts and Permits, and, at the Company’s expense, take all commercially reasonable steps as may be required in connection with the Transactions to notify and seek approvals from applicable Governmental Authorities with respect to any required transfer of any of the Permits, and (iii) use commercially reasonable efforts to (A) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and (B) retain the services of its present officers and key employees. The Company will advise Parent promptly of the commencement or, to the Knowledge of the Company, the threat of any material claim, litigation, action, suit, inquiry or proceeding involving the Company, any of its Subsidiaries or any of their respective directors, officers or agents, in their capacity as such. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a)                                  (i) authorize, issue, sell, grant or commit to authorize, issue, sell or grant any capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any kind to purchase, acquire or register any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock (A) upon the exercise of options or upon the conversion of Convertible Notes, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof, and (B) as set on Section 5.2(a) of the Company Disclosure Schedule, (ii) redeem, repurchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants or options to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related agreement, except such vesting as is required in connection with the Transactions in accordance with the terms of the Company Stock Plan or applicable stock option or other similar agreement as of the Balance Sheet Date;

(b)                                 incur any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement), other than (i) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company, (ii) indebtedness in respect of performance bonds and letters of credit issued in the ordinary course of business consistent with past practice, or (iii) borrowings for working capital purposes under the Company’s existing credit facilities in the ordinary course of business, consistent with past practice;

(c)                                  sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including by means of plant closures, reductions in force or pursuant to a sale-leaseback transaction or asset securitization transactions) any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) sales of products in the ordinary course of business, consistent with past practice, (ii) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, complete and correct copies of which have been made available to Parent, or (iii) dispositions of obsolete or worthless assets;

(d)                                 make any capital expenditures after the date hereof, except as set forth in Section 5.2(d) of the Company Disclosure Schedule;

(e)                                  make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business, division or assets, except (i) acquisitions of supplies and raw materials for operations in the ordinary course of business consistent, with past practice, and (ii) capital expenditures to the extent permitted under clause (d) above;

(f)                                    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person, except (i) loans or advances to a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business, consistent with past practice and (ii) capital expenditures to the extent permitted under clause (d) above;

(g)                                 (i) enter into, terminate or amend any Material Contract, or any other Contract that would be a Material Contract if such Contract were entered into during the period from the date of this Agreement until the Effective Time, other than in the ordinary course of business consistent with past practice, (ii) enter into a real estate lease (other than for immaterial office and storage space), (iii) enter into any Intellectual Property license (as licensee) (other than in the ordinary course of business consistent with past practice and excluding licenses of commercial off-the-shelf software), (iv) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any Subsidiary or existing or future Affiliate of the Company (other than natural persons and entities controlled by such persons), from engaging in any line of business or in any geographic area (other than agreements with sales representatives and distributors), (v) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions (other than immaterial Contracts that would not materially impact the nature of the Company’s business), or (vi) release any Person from, or modify or waive any provision of, any confidentiality, non-disclosure or similar agreement related to the Company’s proprietary Intellectual Property or other non-public information;

(h)                                 increase in any manner the compensation of any of its directors, officers or employees, enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, reduction in force benefits, deferred compensation or other compensation or benefit plan or program (including any plan that would constitute a Company Plan or Company Stock Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, or make any promise or commitment to do any of the foregoing, other than (i) as required pursuant to applicable Law or the terms of agreements or proposals in effect as of the date of this Agreement as set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been delivered or made available to Parent by the Company), (ii) promotions or increases in salaries, wages and benefits of employees (other than executives officers) or renewals or extensions of benefit plans made in the ordinary course of business, consistent with past practice, and in amounts and in a manner consistent with past practice but which in no event shall involve the establishment of any new stock option plans or equity (or equity based) compensation or benefit plans;

(i)                                     make or change any election concerning Taxes other than any election that is required to be made periodically and is made consistent with past practice and that does not materially increase any liability for Taxes, file any amended Tax Return that causes the Company or any Subsidiary to incur greater Taxes than previously incurred with respect to such Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or consent to any waiver or extension of the statute of limitations for the assessment of Taxes;

(j)            make any changes (other than immaterial changes made in the ordinary course of business, consistent with past practice) in the Company’s financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law, or change or remove the Company’s certified public accountants;

(k)                                  amend the Company Charter Documents or the Subsidiary Charter Documents;

(l)                                     subject to Section 5.3 hereof, adopt or carry out a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(m)                               pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including payment or prepayment of long-term indebtedness of the Company (other than the Convertible Notes), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, consistent with past practice or in accordance with their terms of other liabilities, claims or obligations reflected or reserved against in the financial statements (or the notes thereto) as of the Balance Sheet Date or incurred since such date in the ordinary course of business, consistent with past practice;

(n)           settle or compromise any litigation or proceeding to the extent that such settlement or compromise (i) requires that the Company or its Subsidiaries pay more than $1 million in the aggregate or (ii) does not provide for a full release of the Company and its Subsidiaries, as applicable (this covenant being in addition to the Company’s covenant set forth in Section 5.9 hereof);

(o)           enter into any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(p)           agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

SECTION 5.3                          No Solicitation by the Company; Etc.

(a)                                  The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal, and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such parties within the past twelve months by the Company, its Subsidiaries or Representatives that are still in the possession of such Persons. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage the initiation of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to any Takeover Proposal; provided, however, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, if, prior to receipt of Company Stockholder Approval, the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement and that the Board of Directors of the Company determines in good faith is reasonably likely to result in a Superior Proposal and with respect to which such Board determines in good faith, after consulting with outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s stockholders under Delaware law, then the Company and its Representatives may (but only prior to receipt of Company Stockholder Approval), in response to such Takeover Proposal and after providing Parent not less than 24 hours written notice of its intention to take such actions: (i) participate in discussions and negotiations with such Person regarding such Takeover Proposal; and (ii) furnish information with respect to the Company and its Subsidiaries to such Person, but only after such Person enters into a customary confidentiality agreement with the Company, which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement, and provided that (A) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company, and (B) the Company advises Parent of all non-public information delivered to such Person concurrently with its delivery to such Person and, concurrently with such delivery, delivers to Parent all such information not previously provided to Parent. The Company shall take all action necessary to enforce each confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Without limiting the generality of the foregoing, it is understood and agreed that any material violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a material breach of this Agreement.

(b)                                 In addition to the other obligations of the Company set forth in this Section 5.3, promptly (and in no event later than 48 hours) after any officer or director of the Company becomes aware that any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Parent, orally and in writing, of such proposal, offer, inquiry or other contact and shall, as part of so advising Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a timely basis and in reasonable detail, of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

(c)                                  Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) allow, cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement providing for or contemplating the consummation of any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement, (i) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Superior Proposal, if such Board determines in good faith, after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under Delaware law, and (ii) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement or any standstill agreement with the Company and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and after the expiration of the three business day period described below, enter into a definitive agreement with respect to such Superior Proposal, but only if, concurrently with entering into such definitive agreement, the Company shall have terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept), attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), and only if, during such three business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such three business day period, after taking into account any such adjusted terms as may have been proposed by Parent since receipt of the Company’s latest notice, the Board of Directors of the Company has again in good faith determined that the Takeover Proposal, as then revised, still constitutes a Superior Proposal. The Company shall postpone or adjourn the Company Stockholder Meeting as necessary to accommodate the procedures set forth in this Section 5.3(c).

(d)                                 Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement; provided further, however, that any such withdrawal or modification of the Company Board Recommendation shall not change the adoption of this Agreement or any other approval of the Board of Directors of the Company in any respect that would have the effect of causing the threshold restrictions on Company Common Stock ownership under the Company Rights Plan, Section 203 or any other antitakeover statute or regulation to be applicable to the Transactions, including the Merger; and provided further, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

SECTION 5.4                          Further Action; Reasonable Best Efforts.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (including by substantially complying with any second request for information pursuant to the HSR Act); (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable, as determined upon the reasonable mutual agreement of the parties, subject to Section 5.4(b), to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

(c)                                  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

(d)                                 The Company shall (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(e)                                  The Company shall comply with all of its obligations in connection with the requirements of the Connecticut Property Transfer Law with respect to the Company’s Danbury, Connecticut facility.

(f)                                    The Company shall use commercially reasonable efforts to cause the Schott Agreements to be duly amended on or prior to the Closing so that the non-competition provisions therein will not apply to Parent or any of Parent’s Affiliates (other than the Company and its Subsidiaries) after the Effective Time.

(g)                                 Promptly after the date of this Agreement, but in no event later than 15 days thereafter, the Company shall send a written notice of non-renewal of the DNP Partnership Agreement to the other parties thereto. A copy of such notice shall have been provided to Parent at the time it is first sent by the Company.

(h)           The Company shall distribute written notices to all holders of Convertible Notes promptly after the date of this Agreement informing such holders of the

Transactions and shall use its commercially reasonable efforts to cause the conversion of all Convertible Notes into shares of Company Common Stock prior to the Closing.

(i)            The Company shall use commercially reasonable efforts to provide the notices and obtain the consents with respect to the items set forth in Section 3.4 of the Company Disclosure Schedule each in accordance with the terms thereof.

(j)            The Company shall use commercially reasonable efforts to obtain the approvals, consents and waivers with respect to the items set forth in Sections 3.3(c) and 3.12(b) of the Company Disclosure Schedule, each in accordance with the terms thereof.

SECTION 5.5                          Public Announcements. Neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the Tokyo Stock Exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, in which case (except in connection with press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors pursuant to and in accordance with Section 5.3(c)) neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable.

SECTION 5.6                          Access to Information; Confidentiality.

(a)                                  Subject to applicable Laws relating to access to and the exchange of information, the Confidentiality Agreement and the Company’s confidentiality obligations to third parties, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records (including materials filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws), officers, employees, accountants, counsel, financial advisors and other Representatives (such access not to unreasonably disrupt or interfere with the business operations of the Company) and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request including, without limitation, Tax Returns. Parent shall hold information received from the Company pursuant to this Agreement in confidence in accordance with the terms of the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger. All requests for information or access shall be made by one or more Parent Officers (as may be designated from time to time by Parent to the Company) and directed to one or more senior executives of the Company (as may be designated from time to time by the Company to Parent).

(b)                                 Without limiting the generality of the foregoing, the parties agree that Parent shall be entitled to continue performing environmental due diligence activities generally for the period on and following the date hereof until the Closing and, to that end, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’ Representatives (including without limitation, qualified environmental professionals) reasonable access to all of the Company’s and each Subsidiary’s properties and to Company or Subsidiary personnel knowledgeable about environmental matters at each of such properties, for purposes of performing Phase I environmental assessments thereof.

SECTION 5.7                          Notification of Certain Matters. The Company shall use reasonable best efforts to give prompt notice to Parent, and Parent shall use reasonable best efforts to give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings, to such party’s Knowledge, commenced or threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6) (x) be considered in determining whether any representation or warranty is true for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

SECTION 5.8                          Indemnification and Insurance.

(a)                                  From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (including by advancing expenses) required by (i) the Company Charter Documents as in effect on the date of this Agreement and (ii) any applicable contract as in effect on the date of this Agreement; provided, however, that (x) the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee’s responsibility for breach of this Agreement and (y) such indemnification shall not be in excess of that permitted under the DGCL.

(b)                                 Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company’s directors’ and officers’ insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)                                  The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

SECTION 5.9                          Securityholder Litigation. The Company shall give Parent the notice of and the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent, which shall not be unreasonably withheld.

SECTION 5.10                    Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, except as otherwise provided in Section 7.2.

SECTION 5.11                    Designated Officer Agreements. The Company shall use commercially reasonable efforts to cause the Designated Officers who have not previously done so to enter into the Designated Officer Agreements.

SECTION 5.12                    Long-Term Incentive Program. Parent and the Company shall use commercially reasonable efforts to establish a long term incentive program for Company employees to be effective at the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1                          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                  Stockholder Approval. Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents.

(b)                                 Regulatory Approvals. (i) Any waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired, or terminated; and (ii) Parent and the Company shall have made a filing in compliance with the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950, 50 U.S.C.

Section 2170, as amended (an “Exon-Florio Filing”) and the Committee on Foreign Investment in the United States (“CFIUS”) shall have reviewed such Exon-Florio Filing and shall have notified the Parent and the Company that it will not take any action seeking to block the Transaction or requiring the Parent to divest any assets of the Company or to take any other action not expressly contemplated by this Agreement.

(c)                                  No Restraints. No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2                          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that (i) the representations and warranties made in Section 3.2(a) shall be true and correct except for immaterial inaccuracies as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) in the event the Initial Outside Date is automatically extended in accordance with Section 7.1(b)(i), the representation and warranty set forth in the first sentence of Section 3.6 shall be true and correct as of the date of this Agreement and as of the Initial Outside Date.

(b)                                 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate. Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d)                                 No Material Adverse Effect. Since the date of this Agreement through the Initial Outside Date or, if sooner, the Closing Date, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e)                                  No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) impose any material limitations on the future conduct of the Company’s business or (iv) result in a Governmental Investigation or material Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.

(f)                                    No Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(e) shall be in effect.

(g)                                 Sarbanes-Oxley Certifications. With respect to any applicable reports of the Company filed with the SEC after the date of this Agreement, neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications as and in the form required under Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder.

(h)                                 Transition Agreement. The Transition Agreement shall be in full force and effect, and shall not have been amended, rescinded or modified in any respect.

(i)                                     AMTC-BAC Waivers. The Company shall have obtained the AMTCBAC Waivers, and such AMTC-BAC Waivers shall be in full force and effect, and shall not have been amended, rescinded or modified in any respects.

(j)                                     Company Rights Plan Amendment. The Company Rights Plan Amendment shall be in full force and effect, and shall not have been amended, rescinded or modified in any respects.

(k)                                  Approvals. Parent shall have received all written approvals, consents and waivers set forth in Section 6.2(k) the Company Disclosure Schedule.

(l)            No Environmental Liabilities. Parent shall be satisfied, in its reasonable discretion, that Environmental Liabilities for which the Company and its Subsidiaries have been alleged, or are reasonably likely to be alleged, to be liable are not reasonably likely to exceed, individually or in the aggregate, $30 million, excluding for this purpose (i) ordinary course expenditures for the Company’s or its Subsidiaries’ environmental compliance, consistent with past practice and (ii) any Environmental Liabilities (including all defense costs associated with such Environmental Liabilities) to the extent covered by insurance or third party indemnification agreements, provided that the Company has demonstrated to Parent’s reasonable satisfaction the applicability of such insurance or indemnification agreements.

SECTION 6.3                          Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)                                 Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate. The Company shall have received a certificate, signed on behalf of Parent by a Senior Managing Director of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d)                                 No Material Adverse Effect. Since the date of this Agreement through the Closing Date, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

SECTION 6.4                          Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1                          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)                                  by mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b)                                 by either the Company or Parent:

(i)                                     if the Merger shall not have been consummated on or before May 31, 2005 (the “Initial Outside Date”); provided, however, that: (A) if the Merger shall not have been consummated on or before such date because the condition set forth in Section 6.1(b) (or in Section 6.2(e) or 6.2(f) as a result of an action, investigation, proceeding, litigation or Restraint under Competition Laws) has not been satisfied or waived, then such date shall be automatically extended to September 30, 2005 (the “Outside Date”), and (B) the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Initial Outside Date or the Outside Date, as the case may be, was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)                                  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)                               if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)                                  by Parent:

(i)                                     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied and such breach is not curable by the Company or, if curable, is not cured within 30 business days after notice thereof has been received by the Company;

(ii)                                  if any Restraint having the effect of granting or implementing any relief referred to in Section 6.2(e) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c)(ii) shall not be available to Parent if such Restraint was primarily due to the failure of Parent or Merger Sub to perform any of its respective obligations under this Agreement; or

(iii)                               unless the Company Stockholder Approval has previously been obtained, if (A) the Company enters into a Company Acquisition Agreement or (B) the Board of Directors of the Company or any committee thereof (1) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions, (2) shall have approved or recommended to the stockholders of the Company a Takeover Proposal or (3) shall not have rejected any Takeover Proposal involving a tender offer or exchange offer for the Company Common Stock within ten (10) business days following the commencement thereof (including, for these purposes, by taking no position with respect thereto, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer); or

(d)                                 by the Company:

(i)                                     if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied and such breach is not curable by the Parent or Merger Sub or, if curable, is not cured within 30 business days after notice thereof has been received by Parent or Merger Sub; or

(ii)                                  if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (B) the Company Stockholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; provided that prior thereto or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

SECTION 7.2                          Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of the first sentence of Section 3.19, the second sentence of Section 5.6(a), this Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that (i) the Company may have liability as provided in Section 7.3, (ii) if Parent terminates this Agreement pursuant to Section 7.1(c)(i), the Company shall be obligated to reimburse Parent and Merger Sub for their out-of-pocket expenses which shall not exceed $3.0 million in the aggregate, including all fees and expenses paid or accrued by them to their financial advisors, accountants, outside legal counsel and consultants (collectively, “Parent Expenses”), provided, however, that in no event shall Parent be entitled to reimbursement of Parent Expenses if Parent is entitled to a Termination Fee as provided in Section 7.3, (iii) if Company terminates this Agreement pursuant to Section 7.1(d)(i), Parent shall be obligated to reimburse the Company for its out-of- pocket expenses which shall not exceed $3.0 million in the aggregate, including all fees and expenses paid or accrued by it to its financial advisors, accountants, outside legal counsel and consultants, and (iv) nothing shall relieve any party from liability for fraud or any intentional breach of this Agreement or intentional misrepresentation herein. Any payment required to be made by a party pursuant to clauses (ii) or (iii) above shall be made to the other party promptly following (and in any event not later than two business days after) presentation by the requesting party of a written accounting for its (and Merger Sub’s, as applicable) applicable out-of-pocket expenses.

SECTION 7.3                          Termination Fee.

(a)                                  In the event that (i)(A) this Agreement is terminated by the Company or Parent pursuant to (x) Section 7.1(b)(i) (and (1) at the time of such termination a vote to obtain the Company Stockholder Approval has not been held, (2) prior to such termination a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and (3) the failure to hold such vote is not the result of a breach of this Agreement by Parent) or (y) Section 7.1(b)(iii) (and, prior to the Company Stockholders Meeting, a Takeover Proposal shall have been made known to the Company and announced or disclosed to the Company’s stockholders or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal), and (B) within twelve (12) months of the date this Agreement is terminated, the Company consummates any Takeover Proposal or enters into a definitive agreement with respect to a transaction contemplated by any Takeover Proposal that is subsequently consummated, (ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $18 million in cash (the “Termination Fee”). For purposes of this Section 7.3(a)(i), the phrase “at least a majority” shall be substituted for the phrase “15% or more” in the definition of Takeover Proposal.

(b)                                 Any payment required to be made pursuant to clause (i) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) the consummation of any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (ii) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to Section 7.1(c)(iii)); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1(d)(ii).

(c)                                  In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank N.A. from time to time, in the City of New York, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay such fee, when due, the Company shall also pay to Parent all of Parent’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1                          Non-survival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein or referenced herein or therein as being previously provided. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except for covenants and agreements that by their terms are expected to be performed after the Effective Date, which covenants and agreements shall survive. The Confidentiality Agreement and any other agreements referred to herein shall survive termination of this Agreement in accordance with their terms.

SECTION 8.2                          Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3                          Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4                          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

SECTION 8.5                          Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 8.6                          Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other agreements specifically referred to herein (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (ii) except as provided in Section 5.8(c), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7                          Governing Law; Waiver of Jury Trial.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b)                                 Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

SECTION 8.8                          Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court located in the City of Wilmington, State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9                          Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court located in the City of Wilmington, State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Chancery Court located in the City of Wilmington, State of Delaware.

SECTION 8.10                    Notices. All notices, requests and other communications to any party hereunder shall be in writing in English and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Toppan Printing Co., Ltd.

1 Kanda Izumi-cho,

Chiyoda-ku, Tokyo 101-0024

Japan

Attention: General Manager of Legal Department

Facsimile: +81.3.3835.1447

with copy (which shall not constitute notice) to:

Squire, Sanders & Dempsey L.L.P.

Ebisu Prime Squire Tower, 16F

1-1-39 Hiroo

Shibuya-ku, Tokyo 150-0012

Japan

Attention: Stephen E. Chelberg

Facsimile: +81.3.5774.1818

If to the Company, to:

DuPont Photomasks, Inc.

131 Old Settlers Boulevard

Round Rock, Texas 78664

Attention: General Counsel

Facsimile: (512) 310-6544

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

Terrace 7

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention: J. Nixon Fox, III

Facsimile: (512) 236-3216

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11                    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12                    Definitions.

(a)                                  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AMTC Agreements” shall mean the AMTC Limited Partnership Agreement and that certain Joint Venture Agreement dated May 15, 2002, by and among the Company, Advanced Micro Devices, Inc. and Infineon Technologies AG.

“AMTC-BAC Waivers” shall mean written waivers or other appropriate instruments sufficient to evidence that (i) the Company or the Surviving Corporation will not be expelled from the AMTC Partnership or the BAC Partnership solely as a result of the Transaction, (ii) none of the AMTC Agreements or BAC Agreements will be terminated solely as a result of the Transaction, and (iii) neither the AMTC Partnership nor the BAC Partnership will be dissolved solely as a result of the Transaction.

“AMTC Limited Partnership Agreement” shall mean that certain Limited Partnership Agreement of Advanced Mask Technology Center GmbH & Co. KG, dated May 15, 2002, by and among the Company, Advanced Micro Devices, Inc., Infineon Technologies AG and Advanced Mask Technology Center Verwaltungs GmbH.

“AMTC Partnership” shall mean the partnership formed as “Advanced Mask Technology Center GmbH & Co. KG”, pursuant to the AMTC Limited Partnership Agreement.

“BAC Agreement” shall mean that certain Limited Partnership Agreement of Maskhouse Building Administration GmbH & Co. KG, dated May 15, 2002, by and among the Company, Advanced Micro Devices, Inc., Infineon Technologies AG and Maskhouse Building Administration Verwaltungs GmbH.

“BAC Partnership” shall mean the partnership formed as “Maskhouse Building Administration GmbH & Co. KG”, pursuant to the BAC Agreement.

“Balance Sheet Date” has the meaning set forth in Section 3.5(f).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.1.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, Code Section 4980B, and Sections 601 through 608 of ERISA, and the regulations thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Company Board Recommendation” has the meaning set forth in Section 3.3(b).

“Company Charter Documents” shall mean the certificate of incorporation and by-laws of the Company.

“Company Common Stock” has the meaning set forth in Section 2.1.

“Company Disclosure Schedule” has the meaning set forth in the preamble in Article III.

“Company Plans” shall mean, collectively, (i) each “employee benefit plan”, as defined in Section 3(3) of ERISA without regard to whether ERISA applies thereto; (ii) all other employee benefit plans, agreements, policies or arrangements or payroll practices; consulting, independent contractor, and leased employee agreements; all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation (including, without limitation, the Company Stock Plans), deferred compensation, change in control rights or benefits, termination or severance benefits, retention bonuses or other retention or salary continuation compensation, sick leave, vacation pay, stock purchase (including, without limitation, the Company’s 1998 Employee Stock Purchase Plan), fringe benefits and perquisites (including without limitation, club memberships), medical, dental, and hospitalization benefits, life insurance, short-term and long-term disability benefits, educational assistance, rabbi trusts, Code Section 501(c)(9) trusts, Code Section 125 plans, multiple employer welfare plans or arrangements, and multiemployer welfare plans or arrangements; and (iii) all other written or formal plans, policies or practices or Contracts involving direct or indirect compensation or benefits (including any employment Contracts entered into between the Company or any Subsidiary and any employee of the Company or any Subsidiary currently or previously maintained, contributed to or entered into by the Company or any Subsidiary) under which the Company or any Subsidiary or any ERISA Affiliate of any of them has any post June 12, 1996, or present or future liability to make contributions to or provide any benefits under for or on behalf of the employees and/or former employees, officers, and directors (or any of their dependents) of the Company or any Subsidiary or Affiliate of the Company; provided, however, that the term “Company Plan” shall not include any Foreign Company Plan.

“Company Post-Employment Plan” means any Company Plan providing for post-employment welfare benefits other than (x) a governmental plan (within the United States) to which contributions are mandatory, such as Social Security or Medicare, (y) a plan for which the sole post-employment benefit is required under COBRA or similar laws of any state within the United States, or (z) where all liabilities under such plan are fully the obligation of an insurer or other person unaffiliated with the Company or any Subsidiary or Affiliate of the Company.

“Company Rights” has the meaning set forth in Section 3.2(b).

“Company Rights Plan” means the Rights Agreement, dated as of January 30, 2001, by and between the Company and Equiserve Trust Company, N.A., as amended by that certain Amendment No. 1 to the Rights Agreement, dated as of April 29, 2003, and Amendment No. 2 to the Rights Agreement, dated as of October 5, 2004, by and between the parties thereto.

“Company Rights Plan Amendment” has the meaning set forth in Section 3.19.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stock Plans” shall mean all plans and agreements pursuant to which the Company has issued or awarded warrants or options to acquire shares of Company Common Stock or shares of restricted Company Common Stock, or other rights relating to the capital stock of the Company to any Person including, without limitation, the Company’s Founders Stock Option Plan, Amended and Restated Stock Performance Plan, Amended 1997 Stock Option and Restricted Stock Plan, and the Director’s Plan.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(d).

“Company Stockholders Meeting” has the meaning set forth in Section 5.1(b).

“Competition Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ Confidentiality Agreement” shall mean the Confidentiality Agreement, dated September 26, 2003, between Parent and the Company (including the Mutual Non-Disclosure Agreement dated May 22, 2003 between Parent and the Company, the terms and conditions of which are incorporated therein by reference), as amended by that certain Amendment to Mutual Non-Disclosure Agreement dated October 5, 2004.

“Connecticut Property Transfer Law” has the meaning set forth in Section 3.11(b).

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Convertible Notes” shall mean the Company’s convertible subordinated notes due May 15, 2008.

“CSFB” has the meaning set forth in Section 3.16.

“Ct. DEP” has the meaning set forth in Section 3.11(b).

“Defined Benefit Plan” means a pension plan which provides benefits to employees of the Company or the Company’s Subsidiaries or Affiliates derived from contributions by the Company or the Company’s Subsidiaries or Affiliates, and which would, if such pension plan were subject to United States law, satisfy the definition of “defined benefit plan” under Code Section 414(j) or ERISA Section 3(35).

“Designated Officers” shall mean each of the Persons listed on Exhibit C.

“Designated Officer Agreements” shall mean each of the employment agreements entered into, and to become effective at the Effective Time, by and between Merger Sub and each of the Designated Officers on terms and conditions reasonably satisfactory to Parent and such Designated Officer.

“Director’s Plan” means the Second Amended and Restated Non-Employee Directors Stock Option Plan.

“DNP Partnership Agreement” shall mean that certain Partnership Agreement, dated May 15, 2002, by and between the Company and DNP Holding (USA) Corp.

“DGCL” has the meaning set forth in Section 1.1.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Stock Purchase Plan” shall mean the Company’s 1998 Employee Stock Purchase Plan.

“Environmental Laws” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local, regional, provincial, national or foreign laws and regulations.

“Environmental Liabilities” shall means with respect to any Person, without limitation, all liabilities, demands, obligations, responsibilities, suits, claims, remedial actions, losses, damages (including, without limitation, punitive damages, consequential damages or treble damages), costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation, feasibility or other environmental studies), fines, penalties, sanctions and interest incurred or arising under any Permit or Environmental Law or as a result of any environmental health or safety matter, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of: (i) a “controlled group of corporations”, as defined in Section 414(b) of the Code; (ii) a group of entities under “common control”, as defined in Section 414(c) of the Code; or (iii) an “affiliated service group”, as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company or any Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exon-Florio Filing” has the meaning set forth in Section 3.4.

“Export Control Requirements” shall mean those provisions of the United States Code governing the control of exports of products and technical data, export control regulations adopted thereunder by the Department of Commerce and the International Trafficking in Arms Regulations adopted thereunder by the Department of State.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.4. “Foreign Company Plan” shall mean each employee benefit plan, policy, practice, arrangement, or agreement maintained primarily for the benefit of employees of, or other persons rendering services to, the Company and/or any of the Company’s Subsidiaries or Affiliates substantially all of whom are (i) not citizens of the United States, and (ii) nonresidents of the United States or foreign nationals.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Governmental Damages” shall mean (i) any penalties or fines paid by the Company or any of its Subsidiaries to a Governmental Authority or (ii) any restitution paid by the Company or any of its Subsidiaries to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation.

“Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on the Company or any of its Subsidiaries.

“Hazardous Materials” shall mean any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, “pollutant”, “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Outside Date” has the meaning set forth in Section 7.1(b).

“Intellectual Property” of any Person shall mean all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); and (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.

“Intellectual Property License” shall mean any grant to a Person of any right to use any Intellectual Property.

“Intellectual Property Rights” has the meaning set forth in Section 3.14(a).

“Japan Foreign Exchange Law” shall mean the Foreign Exchange and Foreign Trade Law of Japan, as amended, and the rules and regulations promulgated thereunder.

“Japan Securities and Exchange Law” shall mean the Securities and Exchange Law of Japan, as amended, including the rules and regulations promulgated thereunder, and the related rules and regulations of the stock exchanges in Japan and the Japan Securities Dealers Association.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge of the Persons listed on Exhibit E hereto.

“Laws” shall mean all laws of any jurisdiction (whether local, state, provincial, regional, national, foreign or otherwise) (including common law and civil law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Liens” shall mean all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States), other than Permitted Liens.

“Material Adverse Effect” shall mean any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed singly or in the aggregate, to constitute or be considered in determining whether there exists a Material Adverse Effect: (a) any failure by the Company to meet projections, forecasts or analyst expectations for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, in each case in and of themselves and not intending to exclude from the definition of Material Adverse Effect any underlying reason for such failure; (b) any decrease in the market price of the Company Common Stock (but not any change or effect underlying such decrease to the extent that such change or effect would otherwise constitute a Material Adverse Effect); (c) any change, event, occurrence, state of facts or effect to the extent primarily resulting from or relating to any of the following: (i) the announcement of the transactions contemplated by, or compliance with the terms of, this Agreement; (ii) conditions, events or circumstances affecting the photomask industry, the U.S. economy as a whole or foreign economies in any locations where the Company has material operations or sales unless the Company is adversely affected in a materially disproportionate manner as compared other participants in the photomask industry; (iii) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against any country where the Company has material operations or sales unless the Company is adversely affected in a materially disproportionate manner as compared to other participants in the photomask industry; (iv) any change in accounting requirements or principles or any change in applicable Laws, in each case in and of themselves and not intending to exclude from the definition of Material Adverse Effect any underlying issues of the Company; (v) any litigation brought or threatened by stockholders of the Company (whether on behalf of the entity or otherwise) in respect of the announcement of this Agreement or the transactions contemplated thereby, including consummation of the Merger; (vi) any actions taken or announced by Parent or taken or announced by the Company at the prior written request or prior written direction of Parent, or any inaction or failures to act by Parent or by the Company at the prior written request or prior written direction of Parent; or (vii) the failure by Parent to comply with the terms of or to take actions required by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Multiemployer Plan” shall mean (i) “multiemployer plan” as defined in Section 3(37) of ERISA; and (ii) any employee benefit plan, in each case, to which the Company or any Subsidiary of the Company makes, or has made, contributions but which is not sponsored by the Company or any Subsidiary.

“Options” shall have the meaning set forth in Section 2.6(a) and shall include options and warrants representing the right to acquire shares of Company Common Stock, shares of Company Common Stock that are awarded and restricted pursuant to the terms of any Company Stock Plan, and other rights under any Company Stock Plan.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 3.8(b).

“Permitted Liens” shall mean ((i) Liens for utilities and current Taxes that are not past due and delinquent, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business that are not past due and delinquent, (iii) Liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (iv) easements, restrictive covenants, zoning restrictions, land use regulations, and similar encumbrances, impediments or restrictions against any of the Company’s or its Subsidiaries’ assets that do not materially interfere with the business of the Company and its Subsidiaries, (v) minor encroachments, irregularities and defects in title which do not materially interfere with the business of the Company and its Subsidiaries, (vi) Liens disclosed in the Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company as of the Balance Sheet Date; (vii) Liens upon deposits made in the ordinary course of business to secure performance (including, without limitation, security deposits for leases, indemnity bonds, surety bonds, and appeal bonds); (viii) Liens in favor of banking institutions arising by operation of law encumbering deposits (including the right of set off) held by such banking institutions; and (ix) Liens securing any indebtedness or other obligations under loan agreements, credit facilities, notes, deeds of trust, mortgages, security agreements, pledge agreements, and the like, described or referred to in Section 3.13(a) of the Disclosure Schedule, and any renewals or extensions thereof.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust or any other entity, including a Governmental Authority.

“Policy” shall mean an insurance policy described in the first sentence of Section 3.15(a).

“Proxy Statement” has the meaning set forth in Section 3.4.

“Related Entity” has the meaning set for in Section 3.1(b).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other such representatives.

“Restraint” shall mean any Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.

“Schott Agreements” shall mean that certain Agreement for Sale and Purchase of Assets, dated March 31, 2002, by and among Schott Lithotec USA Corp., Schott Lithotec AG and the Company, and any amendments and supplements thereto, Limited Liability Company Operating Agreement of Blank Technology Center, LLC, dated March 31, 2002, entered into by and between the Company and Schott Lithotec USA Corp., and all amendments and supplements thereto, that certain Meiningen Technology Cooperation Agreement, dated March 31, 2002, entered into by and between the Company and Schott Lithotec AG and all amendments and supplements thereto, and related agreements.

“SEC” shall mean the Securities and Exchange Commission.

“Section 203” has the meaning set forth in Section 3.18.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002.

“State” and “State Resources” has the meaning set forth in Article 87 of the Treaty establishing the European Community, having due regard to the past and future case law of the European Court of Justice and administrative practice of the European Commission. In particular, but not exclusively, State and State Resources shall include any central, regional or local government, any public authority or any private body established or appointed by the State to administer public funds.

“Stockholders Voting Agreement” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” when used with respect to any party, shall mean (i) any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP and (ii) any corporation, limited liability company, partnership, association, trust, joint venture or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned, directly or indirectly, by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, that with respect to the Company, the BAC shall not be considered to be a Subsidiary.

“Subsidiary Charter Documents” shall mean the certificates of incorporation and by-laws (or comparable organizational documents) of each of the Company’s Subsidiaries.

“Superior Proposal” shall mean a bona fide written offer obtained not in breach of this Agreement or any standstill agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, on terms and conditions which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Transactions contemplated by this Agreement, taking into account at the time of determination all legal, financial and regulatory aspects of the proposal, the identity of the Person making such proposal, and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal in a timely manner (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or a substantial part of the assets of the Company and its Subsidiaries (including securities of Subsidiaries), (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions), other than upon conversion of Convertible Notes, of 15% or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution (other than liquidation or dissolution of wholly-owned Subsidiaries of the Company) or similar transaction involving the Company or any Subsidiary (other than mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company).

“Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law) or otherwise.

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby.

“Transition Agreement” has the meaning in the Recitals to this Agreement.

SECTION 8.13                    Interpretation.

(a)                                  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TOPPAN PRINTING CO., LTD., a Japanese Corporation

By:	/s/ Naoki Adachi
Name: Naoki Adachi
Title: President and CEO

TOPPAN CORPORATION, a Delaware corporation

By:	/s/ Seishi Tanoue
Name: Seishi Tanoue
Title: President

DUPONT PHOTOMASKS, INC., a Delaware corporation

By:	/s/ Marshall Turner
Name: Marshall Turner
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger